EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into as of this 16th day of April, 2009, by and between SCG Hotel DLP, L.P., a Delaware limited partnership (the “Holder”), and LaSalle Hotel Properties, a Maryland real estate investment trust (the “REIT”).

RECITALS

A.        The Holder wishes to exchange 2,348,888 7.25% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest of the REIT, par value $0.01 per share (the “Series C Shares”) for 2,348,888 7.25% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest of the REIT, par value $0.01 per share (the “New Shares”), and the REIT wishes to issue and deliver to the Holder such New Shares in exchange for the Series C Shares (the “Exchange”), in each case upon the terms and conditions set forth herein.

B.        The Exchange is intended to be exempt from registration under Section 4(2) of the Securities Act.

C.        The Holder and its transferees will have registration rights with respect to the New Shares as set forth in the Registration Rights Agreement.

D.	Certain capitalized terms used herein are defined in Section 6.1.

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Issuance and Exchange

Section 1.1     Issuance, Exchange and Delivery. The REIT hereby agrees to issue and deliver the New Shares to the Holder in exchange for the Series C Shares, and the Holder agrees to deliver the Series C Shares to the REIT in exchange for the New Shares, in each case at the Closing (as defined below).

Section 1.2    Closing. The settlement of the Exchange (the “Closing”) shall take place on the date hereof. At the Closing:

(a)       the Holder shall deliver or cause to be delivered to the REIT all of the Holder’s right, title and interest in and to the Series C Shares, free and clear of all Liens, by delivering to the Transfer Agent all required documents of conveyance or transfer that may be necessary to transfer to and confirm in the REIT all right, title and interest in and to the Series C Shares;

EAST\42403030.7

(b)         deliver a duly executed registration rights agreement in the form of Exhibit A hereto, with such amendments thereto (if any) as the Holder and the REIT may agree prior to the Closing (the “Registration Rights Agreement”);

(c)          deliver a duly executed ownership limit waiver in the form of Exhibit B hereto, with such amendments thereto (if any) as the Holder and the REIT may agree prior to the Closing (the “Ownership Limit Waiver”); and

(ii) the REIT shall

(i)          deliver to the Holder the New Shares by delivering to the Transfer Agent all required documents of conveyance or transfer may be necessary to transfer to and confirm in the Holder all right, title and interest in and to the New Shares;

(ii)	deliver a duly executed Registration Rights Agreement; and
(iii)	deliver a duly executed Ownership Limit Waiver.

Section 1.3      Post-Closing Obligations of the Holder. Upon the later of the date the Registration Statement is declared effective by the SEC and the date on which the New Shares are listed with The New York Stock Exchange (“NYSE”), the Holder agrees to pay to the REIT in cash by wire transfer of immediately available funds, in accordance with the wire transfer instructions provided to the Holder by the REIT, an amount equal to the sum of $1 million plus the amount of all third-party fees and expenses reasonably incurred by the REIT in connection with the Exchange and evidenced by reasonably detailed documentation, as described in Article V hereof and as set forth in reasonable detail in a memorandum from the REIT to the Holder; provided, however, that the Holder will not be obligated to pay such sum of $1 million plus such third-party  fees or expenses  if (i) the REIT fails to use commercially reasonable efforts to cause the New Shares to be issued in the Exchange to be registered for resale pursuant to an effective registration statement under the Securities Act or to be listed for trading on the NYSE, in either case at or promptly after the time of delivery of the New Shares pursuant to the Exchange or (ii) the Holder (or other selling shareholder) incurs liability under applicable securities law in connection with the registration or sale of the New Shares issued in the  Exchange (other than any such liability arising solely out of information provided by the Holder (or other selling shareholder) expressly for inclusion in the registration statement covering the New Shares issued in the Exchange).

Section 1.4      Post-Closing Obligations of the REIT. On July 15, 2009, the next regularly scheduled date for a dividend payment on the New Shares, the holders of the New Shares will receive a payment that will include the dividend payment for the New Shares and for the Series C Shares for the period beginning on April 1, 2009 and ending on June 30, 2009. For the avoidance of doubt, the dividend payable on each New Share shall equal the dividend paid on each other 7.25% Series G Cumulative Redeemable Preferred Share of Beneficial Interest of the REIT, par value $0.01 per share, notwithstanding that such New Share was issued after April 1. 2009.

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ARTICLE II

Representations and Warranties of the Holder

The Holder hereby makes the following representations and warranties, each of which is true and correct on the date hereof.

Section 2.1	Existence and Power.

(a)          The Holder is duly organized, validly existing and in good standing under the laws of the state of its formation and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)         The execution, delivery and performance of this Agreement by the Holder, and the consummation by the Holder of the transactions contemplated hereby, do not and will not:

(i)           violate or conflict with any provision of the Holder’s certificate of limited partnership or limited partnership agreement;

(ii)          require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or other Person;

(iii)         constitute or result in a breach, violation or default (or any event that, with the giving of notice or lapse of time or both, would become a default) under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, to which Holder is a party; or

(iv)	violate any Law applicable to the Holder;

other than such exceptions in the case of each of clauses (ii), (iii) and (iv) above as would not, individually or in the aggregate, reasonably be expected to impair or delay the Holder’s ability to perform its obligations hereunder and to consummate the transactions contemplated hereby.

Section 2.2            Valid and Enforceable Agreement; Authorization. The execution, delivery and performance by the Holder of this Agreement and the consummation of the transactions contemplated hereby are within the Holder’s limited partnership powers and have been duly authorized by all necessary limited partnership action on the part of the Holder. This Agreement has been duly executed and delivered by the Holder and constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Section 2.3            Title to Series C Shares. The Holder is the sole record and beneficial owner of and has good and valid title to its interest in the Series C Shares, free and clear of all Liens. The Holder has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged

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or otherwise disposed of the Series C Shares or its rights in the Series C Shares, or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to the Series C Shares. The Exchange will vest in the REIT good title to all of the Holder’s interest in the Series C Shares, free and clear of any and all Liens other than Liens created by or imposed by the REIT.

Section 2.4           Brokers and Finders. Neither the Holder nor any of its officers, directors, employees or agents (a) has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any brokers, finders or similar fees or commissions in connection with the transactions contemplated by this Agreement for which the REIT or any of its affiliates may have any liability or (b) has made any payment, or will make any payment, of any commission or other remuneration, directly or indirectly, for soliciting the Exchange.

Section 2.5	Securities Laws Matters.

 (a)         The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act. The Holder is familiar with the REIT, has access to the REIT’s filings with the SEC and, based on such information and such additional investigation as the Holder deemed appropriate, has determined to enter into this Agreement.

(b)        The Holder has had a reasonable opportunity to ask questions of and receive information and answers from a person or persons acting on behalf of the REIT concerning its business and the Exchange.

  (c)        The Holder is acquiring the New Shares solely for its own account for investment and not with a view to, or in connection with, any resale or distribution, and the New Shares may not be transferred or otherwise disposed of by the Holder otherwise than in transactions pursuant to the Registration Statement to be filed by the REIT pursuant to the terms and conditions of the Registration Rights Agreement or that are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and the REIT may refuse to transfer any the New Shares as to which evidence of such registration or exemptions of such registration requirements reasonably satisfactory to the REIT is not provided to it (such ability to refuse being in addition to the transfer restrictions contained in the Declaration of Trust), which evidence may include the requirement of legal opinions regarding the exemption from such registration.

ARTICLE III

Representations and Warranties of the REIT

The REIT hereby makes the following representations and warranties, each of which is true and correct on the date hereof.

Section 3.1	Existence and Power.

(a)         The REIT is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has the power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents, to perform

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the REIT’s obligations hereunder and under the other Transaction Documents, and to consummate the transactions contemplated hereby and thereby.

(b)           The execution, delivery and performance of this Agreement and the other Transaction Documents by the REIT, and the consummation by the REIT of the transactions contemplated hereby and thereby, do not and will not:

(i)          violate or conflict with any provision of the Declaration of Trust or Bylaws of the REIT, as amended;

(ii)         require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or other Person, other than as may be required by the SEC, applicable state agencies or NYSE in connection with the registration and listing of the New Shares;

(iii)          constitute or result in a breach, violation or default (or any event that, with the giving or notice or lapse of time or both, would become a default) under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, to which the REIT of any of its Subsidiaries is a party or by which the REIT or any of its Subsidiaries or any of their respective assets or properties is bound; or

(iv)	violate any Law applicable to the REIT;

other than such exceptions in the case of each of clauses (ii), (iii) and (iv) above as would not, individually or in the aggregate, reasonably be expected to impair or delay the REIT’s ability to perform each of its obligations hereunder and under the other Transaction Documents and to consummate the transactions contemplated hereby or thereby or adversely affect any rights or interest of the Holder in the New Shares to be issued pursuant to this Agreement.

Section 3.2      Valid and Enforceable Agreement; Authorization. The execution, delivery and performance by the REIT of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby are within the REIT’s corporate powers and have been duly authorized by all necessary corporate action on the part of the REIT. This Agreement and the other Transaction Documents have been duly executed and delivered by the REIT and constitute the legal, valid and binding obligations of the REIT, enforceable against the REIT in accordance with their terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) general principles of equity.

Section 3.3      Issuance of the Shares. The New Shares have been duly reserved for issuance and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than (i) as created under applicable federal and state securities laws, (ii) Liens created by or imposed by the Holder and (iii) Liens arising under the Declaration of Trust or the Bylaws. Based in part upon the representations of the Holder in Section 2 of this Agreement, the New Shares, when issued and delivered in accordance with the terms of this Agreement, will be issued in compliance in all material respects with all applicable federal and state securities laws and, subject to the

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limitations set forth in the immediately preceding sentence, will vest in the Holder good title to the New Shares, free and clear of any and all Liens. Upon issuance of the New Shares, application will be made to list the New Shares for trading on NYSE.

Section 3.4       Compliance with Orders. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Entity outstanding against the REIT that in any manner seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.5        Disclosure. The REIT shall file a Form 8-K reporting this transaction with the SEC within the time period required by the rules and regulations governing the use of Form 8-K.

Section 3.6       Brokers and Finders. Neither the REIT nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents (a) has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any brokers, finders or similar fees or commissions in connection with the transactions contemplated by this Agreement for which the Holder or any of its affiliates may have any liability or (b) has made any payment, or will make any payment, of any commission or other remuneration, directly or indirectly, for soliciting the Exchange.

ARTICLE IV

Trading Matters

Section 4.1          Transfers. The parties acknowledge and agree that (i) the Holder is acquiring the New Shares issued pursuant to this Agreement in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act, (ii) except as noted in Sections 2.5 and 4.1 of this Agreement or except as may be permitted under applicable securities laws, the Holder may not sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of, the New Shares issued pursuant to this Agreement until the Holder receives notice from the REIT that the Registration Statement has been declared effective by the SEC, (iii) the New Shares will be “restricted securities” within the meaning of Rule 144 under the Securities Act, and (iv) the evidence of the New Shares will initially bear a legend, restricting the Holder’s or any other holder’s ability to assign, transfer, pledge, encumber or otherwise dispose of the New Shares. Notwithstanding anything to the contrary contained in this Agreement, the New Shares may be transferred to the Holder’s direct and indirect partners or other equity holders on a pro-rata basis in accordance with their capital accounts or as otherwise provided in the applicable organizational documents, so long as each partner or other equity holder, as applicable, is not required to pay the Holder any consideration for the transfer and each such partner or other equity holder that receives New Shares executes and delivers to the REIT a transfer letter in the form attached as Exhibit C hereto.

Section 4.2     Trading Restrictions. The parties agree that, during any period applicable to the Exchange or the offering pursuant to the Registration Rights Agreement, they will comply with Regulation M promulgated under the Exchange Act and any other applicable trading rules.

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ARTICLE V

Expenses

The parties agree that the Holder will bear all of the expenses and costs reasonably incurred by the REIT (and evidenced by reasonable documentation) in connection with the consummation of the Exchange, including, without limitation, SEC registration fees for the registration of the New Shares issued in the Exchange, the initial NYSE fees for listing the New Shares on the NYSE (but not any portion of the REIT’s annual NYSE fees), fees charged by the Maryland State Department of Assessments and Taxation and other state agency fees relating to the issuance of the New Shares issued in the Exchange, and auditor and legal fees of the REIT related to the Registration Statement; provided, however, that the Holder will not be obligated to pay such sum of $1 million plus such third-party  fees or expenses  if (i) the REIT fails to use commercially reasonable efforts to cause the New Shares to be issued in the Exchange to be registered for resale pursuant to an effective registration statement under the Securities Act or to be listed for trading on the NYSE, in either case at or promptly after the time of delivery of the New Shares pursuant to the Exchange or (ii) the Holder (or other selling shareholder) incurs liability under applicable securities law in connection with the registration or sale of the New Shares issued in the  Exchange (other than any such liability arising solely out of information provided by the Holder (or other selling shareholder) expressly for inclusion in the registration statement covering the New Shares issued in the Exchange). In the event of a conflict between this Article V and Section 4 of the Registration Rights Agreement, Section 4 of the Registration Rights Agreement shall control with respect to costs associated with the Registration Statement. All expenses shall be paid by the Holder upon the later of the date the Registration Statement is declared effective by the SEC and the date on which the New Shares are listed with NYSE, or if incurred thereafter, promptly upon request and delivery of reasonably detailed evidence of such expenses.

ARTICLE VI

Miscellaneous Provisions

Section 6.1         Definitions. As used herein, the following terms have the following meanings:

“Declaration of Trust” means the REIT’s articles of amendment and restatement of declaration of trust filed on April 27, 1998 with the Maryland State Department of Assessments and Taxation, including all subsequent amendments and articles supplementary thereto.

“Business Day” means any day other than a Saturday or Sunday, or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to remain closed.

“Bylaws” means the REIT’s second amended and restated bylaws as of February 15, 2007.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Law” means applicable statutes, common laws, rules, regulations, codes, licensing requirements, judgments, injunctions, writs, decrees, licenses, ordinances, authorizations, permits, certificates, easements, variances, exemptions, consents, orders, franchises, approvals, published governmental guidelines, standards or interpretations having the force of law, rules and bylaws, in each case, of or administered by a Governmental Entity.

“Lien” means, with respect to any property or asset, any mortgage, easement, lien, pledge (including any negative pledge), charge, option, right of first or last refusal or offer, security interest, restriction on sale or other encumbrance of any kind in respect of such property or asset.

“NYSE” has the meaning ascribed thereto in Section 1.3.

“Ownership Limit Waiver” has the meaning ascribed thereto in Section 1.2(a).

“Person” or “person” means an individual, corporation, association, partnership, trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Registration Rights Agreement” has the meaning ascribed thereto in Section 1.2(a).

“Registration Statement” means the registration statement on Form S-3 to be filed by the REIT to register the New Shares with the SEC pursuant to the terms and conditions of the Registration Rights Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Transaction Documents” means this Agreement, the Registration Rights Agreement and the Ownership Limit Waiver, and all other documents and agreements executed by the REIT in connection with the transactions contemplated hereby.

“Transfer Agent” means the REIT’s transfer agent and registrar, National City Bank.

Section 6.2        Notice. Any notice provided for in this Agreement shall be in writing and be either delivered personally, given via facsimile, mailed first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service (charges prepaid) to the address and to the attention of the person set forth in this Agreement or by facsimile. Notices will be deemed to have been given hereunder when delivered personally or by facsimile, three Business Days after deposit in the U.S. mail postage prepaid with return receipt requested and two Business Days after deposit postage prepaid with a reputable overnight courier service for delivery on the next Business Day.

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If delivered to the REIT, to:

LaSalle Hotel Properties

3 Bethesda Metro Center

Suite 1200

Bethesda, Maryland 20814

Attn: Chief Financial Officer

Phone: (301) 941-1500

Facsimile: (301) 941-1553

with a copy to:

DLA Piper LLP (US)

4141 Parklake Avenue

Suite 300

Raleigh, North Carolina 27612

Attn: Jeffrey M. Sullivan, Esq.

Phone: (919) 786-2009

Facsimile: (919) 786-2209

If delivered to the Initial Holder, to:

SCG Hotel DLP, L.P.

c/o Starwood Capital Group Global, L.L.C.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Attn: Madison Grose, Esq.

Facsimile: (203) 422-7814

with a copy to:

Davies Ward Phillips & Vineberg LLP

625 Madison Avenue, 12th Floor

New York, New York 10022

Attn: Gerald D. Shepherd, Esq.

Facsimile: (212) 308-0132

Section 6.3      Entire Agreement. This Agreement, the exhibits hereto and any other documents and agreements executed in connection with the exchange embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any letter of intent, emails or draft documents.

Section 6.4      Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties

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hereto and their successors and permitted assigns. No party may assign any of its rights or obligations under this Agreement except with the consent of the other party.

Section 6.5      Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 6.6      Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES THEREOF GOVERNING CONFLICTS OF LAWS).

Section 6.7	Jurisdiction; Waiver of Jury Trial.

(a)      The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement and the transactions contemplated hereby may be brought in any federal or state court located in the County and State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(b)         EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.8     No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 6.9     Amendment; Waiver; Consent. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

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Section 6.10	Further Assurances; Confidentiality.

(a)         The Holder and the REIT each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.

(b)          Except as required by law, the parties hereto each will maintain the confidentiality of all of the information received from the other party and use such information only for the purpose contemplated by this Agreement and for no other purpose. If the Exchange is not consummated for any reason, the parties will promptly return to each other all documents and other written information received from the other party and will not retain any copies or summaries thereof.

(c)          Each party agrees to consult with the other party prior to any public disclosure relating to the Agreement or the Exchange and will mutually approve the timing, the content and dissemination of any public disclosure except to the extent that such party is not reasonably able to consult in a timely manner with, or obtain the approval of, the other party in situations in which disclosures are required by applicable Law.

Section 6.11         Survival; Severability. The representations, warranties and covenants contained in this Agreement shall survive the Closing. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 6.12	Tax.

(a)         The Holder shall supply to the REIT a completed Form W-9 (or, if applicable, W-8) on or prior to 30 days after the Exchange.

(b)         The transactions contemplated by this Agreement are, for the avoidance of doubt, separate and distinct from any dividend distribution by the REIT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

THE REIT:

LASALLE HOTEL PROPERTIES

By:	/s/Hans S. Weger
Name:	Hans S. Weger
Title:	Chief Financial Officer, Executive Vice
President, Treasurer and Secretary

THE HOLDER:

SCG HOTEL DLP, L.P.

By:	SCG/DLP Holdings, L.P., general partner

By:	SCG/DLP Holdings, L.L.C., general partner

By: /s/ Robert Geimer
Name: Robert Geimer
Title: Senior Vice President

Signature page — Exchange Agreement

EXHIBIT A

Registration Rights Agreement

(to be attached)

EXHIBIT B

Ownership Limit Waiver

(to be attached)

EXHIBIT C

Form of Share Transfer Agreement

(to be attached)

TRANSFEREE LETTER

This Letter (“Letter”) is dated as of the ___ day of ____________, 2009 and made by _____________________(“Transferee”) in favor of LASALLE HOTEL PROPERTIES, a Maryland real estate investment trust (the “REIT”).

RECITALS

1.

SCG Hotel DLP, L.P., a Delaware limited partnership (“SCG”), desires to have [•] 7.25% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the “Series G Shares”), distributed to Transferee effective as of the date first above written (the “Transfer”).

2.

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Exchange Agreement dated as of April 16, 2009 between the REIT and SCG (the “Exchange Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferee agrees as follows:

A.	As of the date first above written, Transferee makes the following representations and warranties:
(i)

Upon the Transfer, Transferee shall become subject to, and shall be bound by, the terms and provisions of the Declaration of Trust, including the ownership limitations described in Article VII thereof, as may be amended and restated from time to time in accordance with its terms.

(ii)

The number of Series G Shares received is pro rata in accordance with Transferee’s capital account or direct or indirect interest in SCG, or as otherwise provided in the applicable partnership agreement or other organizational documents.

(iii)	Transferee paid no consideration to SCG for the Series G Shares received.
(iv)

Transferee has had a reasonable opportunity to ask questions of and receive information and answers from a person or persons acting on behalf of the REIT concerning its business and the transactions contemplated by the Exchange Agreement. Transferee has reviewed and is familiar with the Declaration of Trust and the REIT’s public filings with the SEC, including the information contained under “Risk Factors” in the REIT’s annual report on Form 10-K for the year ended December 31, 2008.

(v)

Transferee is acquiring the Series G Shares solely for Transferee’s own account as principal, for investment and not with a view to, or in connection with, any resale or distribution, except as may be permitted under the terms of the Exchange Agreement and the Registration Rights Agreement, and the Series G Shares may

not be transferred or otherwise disposed of by Transferee otherwise than in transactions effected pursuant to a registration statement filed by the REIT or that are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and the REIT may refuse to transfer any Series G Shares as to which evidence of such registration or exemptions of such registration requirements reasonably satisfactory to the REIT is not provided to it (such ability to refuse being in addition to the transfer restrictions contained in the Declaration of Trust), which evidence may include the requirement of legal opinions regarding the exemption from such registration. The evidence of the Series G Shares shall initially bear a legend to the foregoing effect.

(vi)

Transferee is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and has sufficient knowledge and experience in financial, tax or business matters to enable Transferee to evaluate the merits and risks of an investment in the Series G Shares. Transferee has the ability to bear the economic risk of acquiring the Series G Shares and holding such shares indefinitely and is able to afford the complete loss of its investment therein.

(vii)	Transferee does not have any material relationship with the REIT or any of its affiliates other than as a result of the ownership of the Series G Shares.
(viii)

Except as communicated to the REIT in writing at the time of the execution of this Letter, Transferee has sole voting and investment power with respect to all Series G Shares to which this Letter relates.

(ix)

Transferee has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Series G Shares, nor is there any underwriter or coordinating broker-dealer acting in connection with any proposed sale of the Series G Shares. For the avoidance of doubt, there are currently no agreements, arrangements or understandings with respect to the sale of any of the Series G Shares held by Transferee. Transferee is not an underwriter, broker-dealer or an affiliate of an underwriter or broker-dealer.

(x)

All information that Transferee has provided to the REIT concerning itself and its financial position is correct and complete as of the date hereof in all material respects, and if there should be any material change in such information prior to the Transfer, it shall immediately provide such changed information to the REIT.

B.

For so long as the Series G Shares held by Transferee constitute Registrable Securities for purposes of the Registration Rights Agreement dated April 16, 2009 between the REIT and SCG, Transferee undertakes to notify the REIT promptly in writing if the representations made under Paragraph A above cease at any time prior to the disposition by Transferee of its Series G Shares to be true and correct.

C.

Transferee has agreed to execute a counterpart signature page to the Registration Rights Agreement in the form attached hereto as Exhibit A, and to be bound by the terms and conditions of the Registration Rights Agreement.

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D.	All notices, requests and other communications to Transferee may be made in writing (including facsimile or similar writing) and may be given to (name and address):

______________________________ ______________________________ ______________________________ Phone: ________________________
Facsimile:_______________________
E-mail: _________________________

E.	Transferee’s social security number or federal tax identification number is: _______________________________

(signatures on following page)

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IN WITNESS WHEREOF, this Letter has been duly executed by the undersigned as of the date first above written.

TRANSFEREE

By: ___________________

Name:

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EXHIBIT A

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

The undersigned, as a holder of Series G Shares, hereby agrees to be bound by all the terms and conditions of the Registration Rights Agreement as if an original signatory thereto. Capitalized terms used herein shall have the meanings ascribed to them in the Registration Rights Agreement.

SERIES G SHAREHOLDER

By:_____________________

Name:

Title:

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